EXHIBIT 10.5

                                 DESCRIPTION OF
                   PERFORMANCE AND RETENTION OF OFFICERS POOL
                                EATON VANCE CORP.

The Performance and Retention of Officers Pool (PROP) is designed to reward outstanding performances of key officers and to provide personal incomes which will assure a high level of retention of these officers.

The amount accrued in this pool is determined by the Management Compensation Committee early in each fiscal year, but may be adjusted during the year if conditions change. To the extent possible, this supplemental compensation is not dependent on the current earnings of Eaton Vance Corp.

The primary consideration in the allocation which takes place at the end of each fiscal year of this pool is the officer's contribution for the year, but the Management Compensation Committee may also take into consideration such other factors as salaries, prior inequities, and comparisons between an Eaton Vance officer's compensation and the compensation of employees performing similar services in competing firms. Some departments may have more rigorous bases for making allocations than others. In any case, the Compensation Committee works closely with the various department heads and/or supervisors in setting individual awards. Officers participating in other incentive programs designed to reward good performance and to be a major part of the executives' income do not normally participate in the PROP. It is expected that officers joining Eaton Vance after April 30th of the year in question will not be included in the PROP. The Management Compensation Committee may allocate some of this pool to non-officers if the Committee decides this is appropriate.

The total money in this pool and the Profit Improvement Bonus Plan together may not exceed 75% of the total annual salaries of the executives who might be expected to participate in either or both of the incentive programs.

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